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                                                                     EXHIBIT 8.1

                   [BRACEWELL & PATTERSON L.L.P. LETTERHEAD]

                                  July 8, 1996

Co-Counsel, Inc.
Three Riverway, Suite 1140
Houston, TX 77056

     Re: Federal Income Tax Consequences to Co-Counsel, Inc. and the
         Participating Shareholders of Co-Counsel, Inc. as a Result of the Merger of Lawyers Acquisition Corp., a wholly-owned subsidiary of Olsten Corporation, into Co-Counsel, Inc, and as a Result of the Conversion of Olsten Class B Common Stock Received in Such Merger into Olsten Common Stock

Dear Ladies & Gentlemen:

     We have acted as counsel to Co-Counsel, Inc., a Texas corporation (the "Company"), in connection with the proposed merger (the "Merger") of Lawyers Acquisition Corp., a newly-formed Texas corporation (the "Merger Sub") and wholly-owned subsidiary of Olsten Corporation, a Delaware corporation (the "Acquiror"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of May 28, 1996 ("Merger Agreement") by and among Acquiror, Merger Sub, and the Company. The terms of the Merger are more fully described in the Proxy Statement & Prospectus/Registration Statement on Form S-4
filed with the Securities and Exchange Commission under file #          jointly
prepared by the Company and the Acquiror (the "Proxy Statement & Prospectus/Registration Statement"). For purposes of this letter, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     You have advised that Acquiror proposes to acquire 100% of the Company's outstanding common capital stock, par value $.01 per share ("Company Common Stock") by way of the Merger. In particular, it is our understanding that the Merger will be implemented by having Merger Sub merge with and into the Company. As a result of the Merger, all the Company Shareholders (other than those Company Shareholders who exercise their appraisal rights under the TBCA, entitling them to receive cash for their shares of Company Common Stock) exchange their shares of Company Common Stock for shares of $.10 par value Class B common stock of Acquiror ("Acquiror Class B Common Stock"). Company Shareholders may elect to convert the Acquiror Class B Common Stock received in the Merger into Acquiror Common Stock. Such conversion will be necessary to permit a Company Shareholder to sell his or her shares to anyone other than a Permitted Transferee. Moreover, such conversion will automatically occur if (i) a Company Shareholder fails to register Acquiror Class B Common Stock in the name of the beneficial owner (as opposed to "street name") within thirty days of the Merger, or (ii) the Company Shareholder attempts to sells the Acquiror Class B Common Stock to anyone other than a Permitted Transferee.

     The Company has requested our opinions, to be rendered as of the Effective Time, as to:

        - the federal income tax consequences of the Merger to the Company and the Company Shareholders who participate in the Merger; and

        - the federal income tax consequences to the Company Shareholders of the conversion of their Acquiror Class B Common Stock received in the Merger into Acquiror Common Stock.

     Our opinion does not address the federal income tax consequences to Company Shareholders who elect to exercise their appraisal rights under the TBCA, entitling them to receive cash for their shares of Company Common Stock.
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Co-Counsel, Inc.
July 8, 1996
Page 2

     In connection with the opinions rendered below, we have examined the following:

        1. The Company's Articles of Incorporation;

        2. The Company's By-Laws;

        3. The Merger Agreement including the attached Plan of Merger and Articles of Merger;

        4. The Proxy Statement & Prospectus/Registration Statement;

        5. The Acquiror's Certificate of Incorporation;

        6. The Acquiror's By-Laws;

        7. The Merger Sub's Articles of Incorporation;

        8. The Merger Sub's By-Laws; and

        9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions to be rendered at the Effective Time (as set out below) and with the consent of the Company, we have assumed generally that:

        - each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended;

        - each party has full power, authority, and legal right to enter into and perform the terms of the Merger Agreement and the transactions contemplated thereby;

        - as of the Effective Time the Company and of the Acquiror and their authorized representatives will make the factual representations as set out in the forms of representation letter, reviewed by the Company and the Acquiror, regarding these matters, and that such representations are correct.

     Based on the documents, assumptions, and representations described above, we anticipate that, as of the Effective Time, we will render the following opinions that, for federal income tax purposes:

          (a) the Merger will constitute a reorganization described in section 368(a)(1)(A) of the Code;

          (b) the Company will be a party to the reorganization within the meaning of section 368(b) of the Code;

          (c) the Company will not recognize any gain or loss as a result of participating in the Merger;

          (d) except for cash received in lieu of fractional share interests, a Company Shareholder who, as a result of the Merger, exchanges his or her Company Common Stock for Acquiror Class B Common Stock in the Merger will not recognize any gain or loss upon such exchange;

          (e) a Company Shareholder's aggregate adjusted tax basis in the shares of Acquiror Class B Common Stock received pursuant to the Merger in exchange for Company Common Stock will be equal to the aggregate adjusted tax basis of the shares of Company Common Stock surrendered therefore (decreased by the amount of any tax basis allocable to fractional shares of Acquiror Class B Common Stock in lieu of which cash will be paid);

          (f) each Company Shareholder who held Company Common Stock as a capital asset at the Effective Time will include in his or her holding period for the Acquiror Class B Common Stock received in the Merger the holding period of the shares of Company Common Stock exchanged for such shares;

          (g) a Company Shareholder who receives cash in the Merger in lieu of a fractional share of Acquiror Class B Common Stock will be treated as if the fractional share interest of Acquiror Class B Common Stock was distributed to such holder and then redeemed by the Acquiror for
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Co-Counsel, Inc.
July 8, 1996
Page 3

              cash. The deemed redemption will be treated as a distribution in full payment in exchange for the fractional share interest of the Acquiror Class B Common Stock deemed received by the holder under section 302(a) of the Code. Accordingly, such holder will recognize gain or loss equal to the difference the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Company Common Stock allocable to the fractional share interest of Acquiror Class B Common Stock. The gain or loss will be long-term capital gain or loss provided the shares of Company Common Stock deemed surrendered for such fractional share interest of Acquiror Class B Common Stock were held by the holder as a capital asset as of the Effective Time for a period of more than one year.

          (i) unless an exemption applies, under the backup withholding rules of Code Section 3406, an exchange agent (such as the Acquiror) shall be required to withhold, and will withhold, 31% of all cash payments to which a Company Shareholder is entitled pursuant to the Merger unless such Company Shareholder provides his or her taxpayer identification number (Social Security Number in the case of an individual, or Employer Identification Number in other cases) and certifies that such number is correct.

          (j) the conversion of Acquiror Class B Common Stock into Acquiror Common Stock by a Company Shareholder who acquired his or her Company Class B Common Stock as a result of the Merger will not result in the recognition of gain or loss because the exchange constitutes an exchange of common stock for common stock for the same corporation under the rules of section 1036 of the Code or a recapitalization under the rules of section 368(a)(1)(E) of the Code.

     The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality.

     The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to reorganizations or conversions of stock. Our ability to render the foregoing opinion as of the Effective Time assumes that no legislative, judicial or administrative changes or interpretations will occur prior to the Effective Time which would make it impossible for us to render such opinions at that time. No assurance can be give that future legislative, judicial or administrative change or interpretations which occur after the Effective Time will not adversely affect the conclusions set out herein. Moreover, there is no assurance that the Internal Revenue Service will not successfully contest some or all of the conclusions set out herein.

     These opinions are being furnished solely for the benefit of the Company and the Company Shareholders in connection with the Merger and may not be used or relied upon for any other purpose. We hereby consent to the filing of this form of opinion (and will consent to the filing of our opinion to be rendered as the Effective Time) as an exhibit to the Proxy Statement & Prospectus/Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1993 Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                          Very truly yours,

                                          BRACEWELL & PATTERSON, L.L.P.

                                          Bracewell & Patterson, L.L.P.